Exhibit 10.15

GEMPHIRE THERAPEUTICS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Gemphire Therapeutics Inc. (“Gemphire Therapeutics”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the closing of the initial public offering of Gemphire Therapeutics’ common stock (the “IPO”).

This Non-Employee Director Compensation Policy will be effective upon the date of the underwriting agreement between Gemphire Therapeutics and the underwriters managing the initial public offering of the common stock of Gemphire Therapeutics (the “Common Stock”), pursuant to which the Common Stock is priced in the IPO. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

ANNUAL CASH COMPENSATION

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.                   Annual Board Service Retainer:

a.                   All Eligible Directors (other than Chairman of the Board): $50,000

2.                   Annual Committee Chair Service Retainer:

a.                   Chairman of the Audit Committee: $15,000

b.                   Chairman of the Compensation Committee: $7,500

c.                    Chairman of the Nominating & Corporate Governance Committee: $5,000

3.                   Annual Committee Member (other than Committee Chair) Service Retainer:

a.                   Member of the Audit Committee: $5,000

b.                   Member of the Compensation Committee: $5,000

c.                    Member of the Nominating & Corporate Governance Committee: $5,000

EQUITY COMPENSATION

The equity compensation set forth below will be granted under the Gemphire Therapeutics Amended and Restated 2015 Equity Incentive Plan (the “Plan”), subject to the Gemphire Therapeutics stockholders’ approval of the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 60,000 shares. For the avoidance of doubt, Eligible Directors who are serving on the Board at the effective date of the IPO will not be automatically awarded an initial grant hereunder. The shares subject to each stock option will vest in a series of 48 equal monthly installments, such that the option is fully vested on the fourth anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).